                      PLEASE READ THIS AGREEMENT CAREFULLY.
           IT INCLUDES A GENERAL RELEASE OF KNOWN AND UNKNOWN CLAIMS.


                     SEVERANCE AND GENERAL RELEASE AGREEMENT


     THIS SEVERANCE AND GENERAL RELEASE AGREEMENT ("Agreement") is made and entered into by and between MagneTek, Inc., a Delaware corporation (the "Company"), and C. Ore Davis ("Executive") effective (subject to paragraph 9(b) hereof) as of the 21st day of April, 1995.


                                    RECITALS


     A. Executive served as Executive Vice President of the Company until his resignation from that position and from his employment with the Company effective as of April 21, 1995.

     B. The Company and Executive (collectively referred to as the "Parties") desire to arrange for Executive's orderly separation as an employee of the Company.

     C. The Parties desire to delineate the terms and conditions regarding Executive's separation as an employee of the Company as more fully set forth below.


                                    AGREEMENT


     NOW, THEREFORE, the Company and Executive agree as follows:

     1. Executive resigned his position as Executive Vice President and his employment with the Company effective as of April 21, 1995 (the "Termination Date").

     2. (a) The Company will pay Executive for all accrued but unused vacation eligibility and for all accrued but unpaid salary through the Termination Date.

          (b) Except as otherwise set forth immediately below, Executive acknowledges that he has returned to the Company any and all Company-owned assets in his possession or control.

     3. (a) The period from April 21, 1995 through December 21, 1995 is referred to herein as the "Severance Period."

          (b) The Company shall, during the Severance Period but not thereafter, continue to pay Executive at his regular base salary rate, and at the same intervals, as in effect on the Termination Date.

          (c) The Company shall pay to Executive ten-twelfths (10/12) of the bonus amount, if any, which otherwise would have been paid to Executive pursuant to the Company's fiscal year 1995 executive incentive compensation plan. Such amount, if any, will be paid at the time other executives in the Company receive their respective bonus amounts, if any.

          (d) The Company shall, during the Severance Period but not thereafter, continue to cover Executive in accordance with the terms of any Company health and welfare insurance programs and plans in which Executive was a participant as of the Termination Date. (Such programs and plans are collectively referred to herein as the "employee benefit plans.").

          (e) The Company will pay for reasonable executive outplacement services utilized by Executive in locating a new position through December 21, 1995.

          (f) The Company will pay for reasonable office space, secretarial support, telephone, fax and the like utilized by Executive in locating a new position through December 21, 1995.

          (g) Executive will retain the computer, software and related equipment currently in his possession.

          (h) All payments contemplated by paragraph 2 and this paragraph 3 of this Agreement shall be subject to applicable withholding taxes.

     4. (a) The Company's Chairman of the Board will provide employment references for Executive, either in writing or by telephone, upon Executive's request.

          (b) Nothing in this Agreement is intended to limit Executive's rights under any employee benefit plans to elect (at his sole cost and expense) to continue medical coverage as a former employee to the extent he may do so under applicable law.

     5. (a) From and after April 30, 1995, Executive shall not vest in any stock options under any employee benefit plans. However, Executive shall be permitted to exercise those stock options that were vested as of April 30, 1995, for the remainder of their respective terms. Executive acknowledges and understands that: (i) it is completely within his discretion whether or not, or when, to exercise any or all of the vested stock options; (ii) in the event he decides to exercise any or all of the vested stock options, the Company is required to withhold federal and state income taxes in connection with such exercise and will do so at the applicable rates; and (iii) he should consider consulting his personal tax advisor to determine whether or not he is required to make additional estimated tax payments to the federal and state taxing authorities.

          (b) Executive acknowledges and understands that he continues to remain subject to the insider reporting obligations and potential liabilities of
Section 16 of the Securities Exchange Act of 1934, as amended, and Executive represents that he will abide by all such reporting obligations.

     6. Except as expressly described above, no other payments, benefits or any other items of value whatever under any agreement, plan, program or otherwise are due Executive from the Company and no further payments, benefits or other items of value other than those expressly described above will be made to Executive by the Company.

     7. Executive acknowledges that the Company holds as confidential certain trade secret information and knowledge concerning the intimate and confidential affairs of the Company and the various phases of its business, including, for example and without limitation, processes, formulae, data and know-how, improvements, inventions, techniques, marketing plans, strategies, forecasts, mailing lists, customer lists, pricing information, manufacturing processes, distribution systems, computer systems or programs and other types of similar information within Executive's knowledge by virtue of his employment with the Company (collectively, the foregoing shall be referred to herein as "Confidential Trade Secret and Proprietary Information"). Executive agrees that all Confidential Trade Secret and Proprietary Information shall be the sole property of the Company and its assigns and that the Company and its assigns shall be and are the sole owners of all patents and other rights in connection therewith. Executive further agrees to hold in strictest confidence and to refrain from using or disclosing to any other person or entity any Confidential Trade Secret and Proprietary Information.

     8. Executive acknowledges and understands that neither the payment, giving or promise of consideration under this Agreement nor any of the discussions relating to, the terms contained within, or the execution of, this Agreement is in any way intended to be nor shall it be construed as an admission of any liability or wrongdoing whatsoever by the Company, and the Company specifically disclaims any liability or wrongdoing to Executive.

     9. (a) As a material inducement to the Company entering into this Agreement, Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, remedies, costs, losses, debts, expenses and attorneys' fees including those arising out of or in connection with Executive's employment with the Company or the termination thereof, including, for example and without limitation, rights under federal, state or local laws prohibiting age or other forms of discrimination, but not including any Excluded Claim (as defined below). (All such charges, complaints, etc. are collectively referred to herein as "Claims.") The Claims irrevocably and unconditionally released, acquitted and forever discharged by Executive extend to all such Claims by Executive against the Company's owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and the directors, officers, employees, representatives and attorneys of such divisions, subsidiaries and affiliates) and all other persons acting by, through, under or in concert with them. (All such persons and entities and the Company are collectively referred to herein as the "Releasees"). The Claims irrevocably and unconditionally released, acquitted and forever discharged by Executive herein also extend to all Claims which Executive now has, owns or holds, or contends to have, own or hold or which Executive at any time heretofore had, owned or held or which Executive at any time hereafter may have, own or hold, or contend to have, own or hold against any of the Releasees. Executive represents that he has not heretofore assigned or transferred or purported to have assigned or transferred to any person or entity any Claims released, acquitted and forever discharged herein. "Excluded Claims" shall mean any claims of indemnification or contribution arising under or by reason of (i) the Company's bylaws, or (ii) the laws of the State of Delaware.

          (b) Executive specifically agrees to release any and all Claims (as defined above) he may have against the Releasees under the federal Age Discrimination in Employment Act of 1967, 29 U.S.C. Sections 621-634 ("ADEA"). In compliance with the terms of the ADEA, Executive has been given 21 calendar days within which to review this Agreement before signing it. Executive acknowledges his right to consult with his attorney before signing this Agreement, that he has been so advised to consult with his attorney, prior to signing this Agreement. Executive also understands that he may revoke this Agreement within seven (7) calendar days after he signs it and that it is not effective or enforceable until that seven (7) day revocation period has expired. Notwithstanding anything to the contrary provided for herein, the Company and Executive acknowledge and agree that this Agreement does not waive or release any rights or claims that Executive may have under ADEA which arise after the date Executive executes this Agreement.

     10. For the purpose of implementing a full and complete release and discharge of the Releasees, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Claims (as defined above) which Executive does not know or suspect to exist in his favor at the time of execution hereof and that this Agreement contemplates the extinguishment of any and all such Claims. In this regard, Executive expressly waives the provisions of Section 1542 of the California Civil Code, which states:

     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Furthermore, Executive hereby expressly waives and relinquishes any rights and benefits he may have under other statutes or common law principles of similar effect. Executive understands that the facts under which he gives this full and complete release and discharge of the Releasees may hereafter prove to be different than now known or believed by him and Executive hereby accepts and assumes the risk thereof and agrees that his full and complete release and discharge of Releasees shall remain effective in all respects and not be subject to termination, rescission or modification by reason of any such difference in facts.

     11. Executive represents that he has not filed with any governmental agency or court any complaints, charges or lawsuits involving any Claims against any of the Releasees, and that he will not do so at any time hereafter; provided, however, this paragraph shall not limit Executive from filing an action for the purpose of enforcing his rights under this Agreement (including, without limitation, his rights described in paragraph 9(b)) or under any employee benefit plans described herein.

     12. Executive represents and acknowledges that in executing this Agreement he does not rely and has not relied upon any representation or statement not set forth herein made by any of the Releasees or by any of the Releasees' agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

     13. This Agreement sets forth the entire agreement of the parties hereto, and completely supersedes any and all prior agreements and understandings between the parties pertaining to the subject matter hereof.

     14. This Agreement shall inure to the benefit of and be enforceable by the respective successors of each party, including Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein or in the relevant employee benefit plans, shall be payable to his heirs, distributees, devisees, legatees or designated beneficiaries.

     15. The provisions of this Agreement are severable, and if any part of this Agreement is found unenforceable, invalid, or illegal, the other parts of this Agreement shall remain fully valid and enforceable.

     16. This Agreement and any dispute concerning the validity, interpretation or breach of any term or condition hereof shall be construed and interpreted under and in conformance with the laws of the State of Tennessee applicable to contracts negotiated and to be performed in the State of Tennessee.

     17. Any dispute concerning the validity, interpretation or breach of this Agreement or any term or condition hereof or any dispute concerning the Claims released herein shall be resolved by arbitration. The arbitration shall be held within the County of Davidson, Tennessee, in accordance with the then existing rules for commercial arbitration of the American Arbitration Association. The arbitrator shall have no authority in any such arbitration to award damages for emotional distress or pain and suffering, and the arbitrator's decision and award shall be final and binding on the Parties. Judgment upon any such arbitration award may be entered by any state or federal court within the State of Tennessee having jurisdiction thereof. The prevailing Party in any such arbitration shall recover its reasonable attorneys' fees and costs incurred in connection with the arbitration and in connection with enforcing the arbitration award.

     18. The Parties have had ample opportunity to make suggestions or changes to the terms and language of this Agreement and agree that principles of contract construction against the drafter shall have no application hereto. The Parties agree that the Agreement should be construed fairly and not in favor of or against either Party as the drafter.

     19. Executive represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney; that to the extent, if any, he desired, he has availed himself of this right; THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT; AND THAT HE IS VOLUNTARILY ENTERING INTO IT.

     IN WITNESS WHEREOF, Executive and the Company acknowledge agreement with the foregoing by the signatures set forth below.


MAGNETEK, INC.

By:
     -------------------------------





EXECUTIVE


/S/ C. O. DAVIS              4/28/95
- ------------------------------------